Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports First Quarter 2013 Results

PHOENIX — May 2, 2013 — Inventure Foods, Inc. (Nasdaq: SNAK), a leading specialty food marketer and manufacturer, today reported financial results for the first quarter ended March 30, 2013 highlighted by quarterly net revenues of $48.5 million.

First Quarter Overview

For the first quarter of 2013 compared to the first quarter of 2012:

•                  Net revenues increased 3.2% to $48.5 million.

•                  Gross profit decreased 5.6% to $8.8 million, or 18.2% of net revenues.

•                  Diluted earnings per share were $0.05.

•                  EBITDA decreased 23.0% to $3.1 million.

•                  Amended an existing credit agreement to extend the term and increase the capacity, while providing more favorable terms with the lending bank, U.S. Bank.

Quarter Overview

Consolidated net revenues for the first quarter were $48.5 million, an increase of 3.2%, compared to $47.0 million during the prior-year period.  Comparability of our current period net revenues were affected by the prior year sale of the DSD business.  Excluding the impact of the sale of the DSD business, our consolidated revenues were up 5.8%.  Net revenues during the first quarter of 2013 were supported by a 15.3% growth in the healthy/natural portfolio over the prior-year period.  Gross profit decreased 5.6% to $8.8 million, compared to $9.3 million in the prior-year period.  Gross profit margin declined 170 basis points to 18.2% from 19.9% last year primarily due to a decrease in sales of in our T.G.I. Friday’s® products in the Snack segment.  Selling, general and administrative expenses increased 50 basis points to 14.3% of net revenues compared to 13.8% last year primarily due to sampling expenses incurred for a non-recurring mass merchandiser event for our T.G.I. Friday’s® brand.  Net income decreased 38.7% to $1.1 million, resulting in a corresponding decrease in fully diluted earnings per share to $0.05, and EBITDA decreased 23.0%, to $3.1 million, or 6.4% of net revenues.

Frozen segment net revenues totaled $26.6 million for the quarter, an increase of 16.8% over the prior-year period.  Net revenues of frozen berries increased 21.4% for the quarter due to continued sales growth of our branded frozen fruit.  Jamba® net revenues decreased 8.7% to $3.2 million for the quarter, largely attributed to timing of temporary rotations in the club channel.  Excluding the club channel, Jamba® net revenues increased 25.4% for the quarter.

Snack segment net revenues of $21.9 million in the quarter were down 9.5%, compared to $24.2 million during the prior-year period.  Snack segment net revenues in the current year were also affected by the prior year sale of the DSD business.  Excluding the impact of the sale of the DSD business, our Snack segment revenues were down 5.0%.  T.G.I. Friday’s® net revenues decreased 16.1% during the quarter, which  were partially offset by a 12.8% increase in sales of Boulder Canyon Natural Foods® and a 17.3% increase in sales of premium private label products.

Management Commentary & Future Outlook

“We experienced some disappointments in our first quarter results, largely driven by a slowing in the T.G.I. Friday’s brand and increased brand investment, which we referred to in our last call, resulting in lower than expected earnings for the quarter.  However, we maintain our outlook to achieve positive revenue and earnings growth for the full year,” said Terry McDaniel Chief Executive Officer of Inventure Foods, Inc.

Inventure Foods, Inc.    5415 E. High Street, Suite 350    Phoenix, AZ 85054    (623) 932-6200    Fax (602) 522-2690

– MORE –

“We continue to see strong growth in our healthy/natural portfolio of products, which now makes up 68% of total net revenues.  Our healthy/natural portfolio net revenues grew due to sustained demand for our frozen fruit products and continued growth of our Boulder Canyon products.  Our Boulder Canyon brand generated its highest quarterly net revenues this quarter, which is reflective of our dedicated team’s effort the past several months.  We also began shipping and incurring brand investments for our Seattle’s Best Coffee frozen coffee blends to select retailers near the end of the first quarter.  We remain optimistic about the incremental benefits this new product line will bring as we continue our phased roll out.”

“With our newly restructured debt agreement, we are well positioned to fund new acquisitions and future growth.  This includes our recently announced plan to purchase Oregon based berry processing business, Willamette Valley Fruit Company.  This proposed acquisition will help us meet growing consumer demand for berries and will bring additional operational synergies.  This will also provide additional freezing capabilities, packaging capacities and a presence in another geographic location.  Other future growth opportunities underway include a large national co-packing partnership agreement with a highly reputable snack food company.  More details surrounding this agreement are anticipated to be announced in the second quarter,” concluded McDaniel.

Conference Call

Inventure Foods’ executive management team will host a conference call today at 11 a.m. ET to discuss the Company’s first quarter 2013 results and comment on its future outlook.  To participate in the conference call, please call (877) 853-7702 toll-free, or (408) 940-3848 for international callers.  A live webcast of the call will also be available at www.inventurefoods.com and will be archived for one year following today’s event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods, Inc. (Nasdaq: SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 30, 2013	March 31, 2012
Net revenues	$48,537	$47,020
Cost of revenues	39,712	37,675
Gross profit	8,825	9,345
Selling, general & administrative expenses	6,957	6,501
Operating income	1,868	2,844
Interest expense, net	220	230
Income before income taxes	1,648	2,614
Income tax provision	592	892
Net income	$1,056	$1,722

Earnings per common share:
Basic	$0.05	$0.09
Diluted	$0.05	$0.09
Weighted average number of common shares:
Basic	19,206	18,282
Diluted	19,694	19,365

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 30, 2013	December 29, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,589	$419
Accounts receivable, net	17,752	17,547
Inventories	22,073	27,071
Deferred income tax asset	873	1,030
Other current assets	1,318	1,323
Total current assets	46,605	47,390

Property and equipment, net	36,267	34,051
Goodwill	11,616	11,616
Trademarks and other intangibles, net	2,007	2,010
Other assets	876	827
Total assets	$97,371	$95,894

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,262	$12,178
Accrued liabilities	7,563	8,415
Current portion of long-term debt	2,770	1,646
Total current liabilities	25,595	22,239

Long-term debt, less current portion	13,862	6,897
Line of credit	—	10,117
Deferred income tax liability	4,002	3,968
Interest rate swaps	711	766
Other liabilities	850	808
Total liabilities	45,020	44,795

Shareholders’ equity:
Common stock	196	196
Additional paid-in capital	29,822	29,660
Accumulated other comprehensive loss	(344)	(378)
Retained earnings	23,148	22,092
	52,822	51,570

Less: treasury stock	(471)	(471)
Total shareholders’ equity	52,351	51,099
Total liabilities and shareholders’ equity	$97,371	$95,894

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(in thousands)

(unaudited)

	Quarter Ended
	March 30, 2013	March 31, 2012
Reconciliation — EBITDA(1):
Net income	$1,056	$1,722
Interest, net	220	230
Income tax provision	592	892
Depreciation	1,213	1,149
Amortization of intangible assets	2	11
EBITDA	$3,083	$4,004

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.

– ### –